CHANGING THE WAY YOU GET PAID…not the way you practice

FOR IMMEDIATE RELEASE

MDwerks, Inc. Raises $1.7 Million Through a Private Placement

DEERFIELD BEACH, Fla. - October 2, 2007 -- MDwerks, Inc. (OTCBB: MDWK), a provider of innovative web-based, electronic claims management and funding solutions for healthcare professionals, announced today that it has raised net proceeds of $1.7 million through the sale of shares of preferred stock to an institutional investor. MDwerks expects to use the proceeds for working capital and to service some of its existing indebtedness, including the repayment of the outstanding balance of $150,000 due under a promissory note issued to an accredited investor.

In connection with the financing, the Company issued 200 shares of Series B Convertible Preferred stock, having a stated value equal to $10,000 per share, a seven year Series F warrant to purchase 1,500,000 shares of MDwerks’ common stock at a price of $2.25 per share and a seven year Series G warrant to purchase 1,000,000 shares of common stock at a price of $2.50 per share. Each share of Series B Convertible Preferred Stock is redeemable at its stated value, at the option of the holder, on September 28, 2008.

“The financing will provide us with the necessary near-term working capital to support our current sales and client services operations and will help us to service some of our indebtedness,” said Howard Katz, CEO, MDwerks, Inc.

About MDwerks, Inc.

MDwerks, Inc., (OTCBB: MDWK), based in Deerfield Beach, Florida, provides Healthcare professionals with automated electronic insurance claims management solutions and advance funding of medical claims.

MDwerks(TM) solutions comprise an innovative web-based, HIPAA-compliant system of comprehensive administrative and financial services designed for physician practices of all sizes and specialties whether in a single or multi-location operation. Financial lenders, healthcare payers and other related businesses also benefit from MDwerks' solutions. For more information about the Company, please visit www.mdwerks.com.

MDwerks, Inc. October 2, 2007	Page 2

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of MDwerks' Securities and Exchange Commission filings available at http://www.sec.gov.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
MDwerks, Inc., Deerfield Beach		The Equity Group Inc.
Vincent Colangelo		Adam Prior
Chief Financial Officer		(212) 836-9606
954-389-8300		aprior@equityny.com
management@mdwerks.com		www.theequitygroup.com

The Equity Group Inc.
Ethan Guttenplan
(212) 836-9605
eguttenplan@equityny.com
www.theequitygroup.com